Exhibit 99.3
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The following discussion and analysis provides additional information regarding Southern Indiana Gas and Electric Company’s (the Company) results of operations that is supplemental to, and should be read in conjunction with, the information provided in the Company’s 2021 financial statements and notes thereto. The following discussion and analysis should also be read in conjunction with CenterPoint Energy Inc.’s 2021 Annual Report on Form 10-K as it relates to the Company, which includes risk factors and forward looking statements.

The Company generates revenue primarily from the delivery of natural gas and electric service to its customers, and the Company’s primary source of cash flow results from the collection of customer bills and the payment for goods and services procured for the delivery of gas and electric services.

Executive Summary of Results of Operations

Operating Results

In 2021, the Company’s earnings were $106 million compared to $82 million in 2020, an increase of $24 million. The favorable variance is primarily due to an increase in margin resulting from the Clean Energy Cost Adjustment and Environmental Cost Adjustment (CECA and ECA), the Transmission, Distribution and Storage System Improvement Charge (TDSIC), the Compliance and System Improvement Adjustment (CSIA), and wholesale power marketing.
The Regulatory Environment

Gas and electric operations, with regard to retail rates and charges, terms of service, accounting matters, financing, and certain other operational matters, are regulated by the Indiana Utility Regulatory Commission (IURC).
In the Company’s natural gas service territory, normal temperature adjustment (NTA) and decoupling mechanisms largely mitigate the effect that would otherwise be caused by variations in volumes sold to residential and commercial customers due to weather and changing consumption patterns.  In addition to these mechanisms, the commission has authorized gas and electric infrastructure replacement programs, which allow for recovery of these investments outside of a base rate case proceeding. Further, rates charged to natural gas customers contain a gas cost adjustment (GCA) and electric rates contain a fuel adjustment clause (FAC). Both of these cost tracker mechanisms allow for the timely adjustment in charges to reflect changes in the cost of gas and cost for fuel. The Company utilizes similar mechanisms for other material operating costs, which allow for changes in revenue outside of a base rate case.

Rate Design Strategies
Sales of natural gas and electricity to residential and commercial customers are largely seasonal and are impacted by weather.  Trends in the average consumption among natural gas residential and commercial customers have tended to decline as more efficient appliances and furnaces are installed and the Company’s utilities have implemented conservation programs.  In the Company’s natural gas service territory, NTA and decoupling mechanisms largely mitigate the effect that would otherwise be caused by variations in volumes sold to these customers due to weather and changing consumption patterns.

In the Company's natural gas service territory, the commission has authorized bare steel and cast iron replacement programs. State laws were passed in 2012 and 2013 that expand the ability of utilities to recover, outside of a base rate proceeding, certain costs of federally mandated projects and other significant gas distribution and transmission infrastructure replacement investments. The Company has received approval to implement these mechanisms.

In 2017, the Company's electric service territory started recovering certain costs of electric distribution and transmission infrastructure replacement investments. The electric service territory also currently recovers certain transmission investments outside of base rates.  The electric service territory has neither an NTA nor a decoupling mechanism; however, rate designs provide for a lost margin recovery mechanism that works in tandem with conservation initiatives.

Tracked Operating Expenses
Gas costs and fuel costs incurred to serve customers are two of the Company’s most significant operating expenses.  Rates charged to natural gas customers contain a GCA. The GCA allows the Company to timely charge for changes in the cost of purchased gas, inclusive of unaccounted for gas expense based on actual experience and subject to caps that are based on historical experience.  Electric rates contain a FAC that allows for timely adjustment in charges for electric energy to reflect changes in the cost of fuel.  The net energy cost of purchased power, subject to an approved variable benchmark based on The New York Mercantile Exchange (NYMEX) natural gas prices, is also timely recovered through the FAC.
GCA and FAC procedures involve periodic filings and IURC hearings to establish price adjustments for a designated future period.  The procedures also provide for inclusion in later periods of any variances between actual recoveries representing the estimated costs and actual costs incurred.
The IURC has also applied the statute authorizing GCA and FAC procedures to reduce rates when necessary to limit net operating income to a level authorized in its last general rate order through the application of an earnings test.  In the periods presented, the Company has not been impacted by the earnings test.

MISO charges and other reliability costs and revenues incurred to serve retail electric customers are recovered through the RCRA and MCRA.  MISO charges include specific charges under the MISO’s FERC approved tariff for items such as reactive power, scheduling, and transmission network charges that are socialized among various MISO members.  Reliability costs and revenues include non-fuel costs of purchased power and costs and credits associated with certain interruptible customers.

Gas pipeline integrity management operating costs, costs to fund energy efficiency programs, MISO costs, and the gas cost component of uncollectible accounts expense based on historical experience are recovered by mechanisms outside of typical base rate recovery.  In addition, certain operating costs, including depreciation associated with federally mandated investments, gas and electric distribution and transmission infrastructure replacement investments, and regional electric transmission assets not in base rates are also recovered by mechanisms outside of typical base rate recovery.
Revenues and margins are also impacted by the collection of state mandated taxes, which primarily fluctuate with gas and fuel costs.

Base Rate Orders
The Company's electric territory received an order in April 2011, with rates effective May 2011, and its gas territory received an order and implemented rates in October 2021.  The orders authorize a return on equity of 10.40% on the electric operations and 9.7% for the gas operations.  The authorized returns reflect the impact of rate design strategies that have been authorized by the IURC.

On October 30, 2020, and as subsequently amended, CEI South filed its gas base rate case with the IURC seeking approval for a revenue increase of approximately $29 million. This rate case filing is required under Indiana TDSIC statutory requirements before the completion of CEI South’s capital expenditure program, approved in 2014 for investments starting in 2014 through 2020. The revenue increase is based upon a requested ROE of 10.15% and an overall after-tax rate of return of 5.99% on total rate base of approximately $469 million. CEI South has utilized a projected test year, reflecting its 2021 budget as the basis for the revenue increase requested and proposes to implement rates in two phases. On April 23, 2021, a Stipulation and Settlement Agreement was filed resolving all issues in the case. The settlement recommended a revenue increase of $21 million based on a 9.7% ROE and an overall after-tax rate of return of 5.78% on total rate base of approximately $469 million. A settlement hearing was held on June 24, 2021. On October 6, 2021, the IURC issued an order approving the settlement. Phase one rates, reflecting actual plant-in-service and cost of capital through June 2021, became effective in October 2021 and phase two rates, reflecting actual plant-in-service and cost of capital through December 2021 with certain adjustments, became effective in March 2022.

See Note 9 to the financial statements for more specific information on the significant regulatory proceedings involving the Company.

Operating Trends

Margin
Throughout this discussion, the terms Natural Gas margin and Electric margin are used. Natural Gas margin is calculated as Natural Gas revenues less the Cost of gas sold. Electric margin is calculated as Electric revenues less Cost of fuel & purchased power. The Company believes Natural Gas and Electric margins are better indicators of relative contribution than revenues since gas prices and fuel and purchased power costs can be volatile and are generally collected on a dollar-for-dollar basis from customers.

In addition, the Company separately reflects regulatory expense recovery mechanisms within Natural Gas margin and Electric margin. These amounts represent dollar-for-dollar recovery of other operating expenses. The Company utilizes these approved regulatory mechanisms to recover variations in operating expenses from the amounts reflected in base rates and are generally expenses that are subject to volatility. Following is a discussion and analysis of margin.

Electric Margin (Electric revenues less Cost of fuel & purchased power)
Electric margin and volumes sold by customer type follows:

	Year Ended December 31,
(In thousands)	2021	2020

Electric revenues	$629,314	$554,511
Cost of fuel & purchased power	186,094	147,369
Total Electric margin	$443,220	$407,142
Margin attributed to:
Residential & commercial customers	$277,036	$257,432
Industrial customers	98,670	91,640
Other	5,685	5,182
Regulatory expense recovery mechanisms	24,275	21,155
Subtotal: Retail	405,666	375,409
Wholesale margin	37,554	31,733
Total Electric margin	$443,220	$407,142
Electric volumes sold in MWh attributed to:
Residential & commercial customers	2,582,437	2,502,396
Industrial customers	2,040,869	1,971,237
Other customers	20,665	20,915
Total retail volumes	4,643,971	4,494,548
Wholesale	1,457,358	384,752
Total volumes sold	6,101,329	4,879,300

Retail
Electric retail utility margins were $405.7 million for the year ended December 31, 2021, compared to $375.4 million in 2020, an increase of $30.3 million. Results primarily reflect an increase in margin of $12.4 million as a result of the CECA and ECA, a $6.3 million increase resulting from the TDSIC, a $3.0 million increase in margin resulting from an increase in large industrial customer usage and pricing, a $2.7 million increase in margin due to more favorable weather and a $0.5 million increase in margin due to residential and commercial customer pricing. Heating degree days were 88 percent of normal in 2021 compared to 89 percent of normal in 2020, and cooling degree days were 114 percent of normal in 2021 compared to 106 percent of normal in 2020.

Margin from Wholesale Electric Activities
The Company earns a return on electric transmission projects constructed by the Company in its service territory that meet the criteria of the MISO’s regional transmission expansion plans and also markets and sells its generating and transmission capacity to optimize the return on its owned assets. Substantially all off-system sales are generated in the MISO Day Ahead and Real Time markets when sales into the MISO in a given hour are greater than amounts purchased for native load. Further detail of MISO off-system margin and transmission system margin follows:

	Year Ended December 31,
(In thousands)	2021	2020
MISO transmission system margin	$24,128	$26,246
MISO off-system margin	13,426	5,487
Total wholesale margin	$37,554	$31,733

Transmission system margin associated with qualifying projects, including the reconciliation of recovery mechanisms and other transmission system operations, totaled $24.1 million during 2021 compared to $26.2 million in 2020, a decrease of $2.1 million.

For the year ended December 31, 2021, margin from off-system sales was $13.4 million compared to $5.5 million in 2020, an increase of $7.9 million. The base rate changes implemented in May 2011 require wholesale margin from off-system sales earned above or below $7.5 million per year to be shared equally with customers.

Natural Gas Margin (Natural Gas revenues less Cost of gas sold)
Natural Gas margin and throughput by customer type follows:

	Year Ended December 31,
(In thousands)	2021	2020
Natural Gas revenues	$134,345	$99,510
Cost of gas sold	54,728	27,999
Total Natural Gas margin	$79,617	$71,511
Margin attributed to:
Residential & commercial customers	$57,941	$49,501
Industrial customers	12,788	11,435
Other	889	630
Regulatory expense recovery mechanisms	7,999	9,945
Total Natural Gas margin	$79,617	$71,511
Sold & transported volumes in MDth attributed to:
Residential & commercial customers	9,955	9,712
Industrial customers	29,115	26,461
Total sold & transported volumes	39,070	36,173

Natural Gas margin was $79.6 million for the year ended December 31, 2021 compared to $71.5 million in 2020, an increase of $8.1 million. The increase in margin was largely due to increased returns on the Compliance and System Improvement Adjustment (CSIA) along with a new rate order implemented in October 2021. Weather has relatively no impact on customer margin due to the Company's rate design. The increase in sold and transported volumes was primarily due to weather. Heating degree days were 88 percent of normal in 2021 compared to 89 percent of normal in 2020.

Operating Expenses

Operation and Maintenance
For the year ended December 31, 2021, Operation and maintenance expenses were $215.4 million compared to $216.6 million in 2020, a decrease of $1.2 million. Operating expenses primarily reflect a decrease in contract services and support services partially offset by an increase in material costs due to higher generation.

Depreciation & Amortization
Depreciation and amortization expense was $134.8 million in 2021, compared to $119.6 million in 2020, an increase of $15.2 million. The increase resulted from additional utility plant investments placed into service, including property, plant and equipment assets purchased from VUHI at its net carrying value as of the purchase date.

SELECTED ELECTRIC OPERATING STATISTICS

	For the Year Ended December 31,
	2021	2020
OPERATING REVENUES (in millions):
Residential	$225.2	$209.0
Commercial	159.2	144.3
Industrial	165.6	153.2
Other	9.5	8.1
Total Retail	559.5	514.7
Net Wholesale Revenues	45.7	39.9
Transmission Revenues	24.1	—
	$629.3	$554.5
MARGIN (In millions):
Residential	$167.7	$157.4
Commercial	109.3	100.0
Industrial	98.7	91.6
Other	5.7	5.2
Regulatory expense recovery mechanisms	24.3	21.2
Total Retail	405.7	375.4
Wholesale power & transmission system	37.5	31.7
	$443.2	$407.1

ELECTRIC SALES (In MWh):
Residential	1,416,843	1,385,114
Commercial	1,165,594	1,117,282
Industrial	2,040,869	1,971,237
Other Sales - Street Lighting	20,665	20,915
Total Retail	4,643,971	4,494,548
Wholesale	1,457,358	384,752
	6,101,329	4,879,300

CUSTOMER COUNT:
Residential	131,125	130,159
Commercial	19,143	19,014
Industrial	114	116
	150,382	149,289

WEATHER AS A % OF NORMAL:
Cooling Degree Days	114%	106%
Heating Degree Days	88%	89%

SELECTED GAS OPERATING STATISTICS

	For the Year Ended December 31,
	2021		2020
OPERATING REVENUES (in millions):
Residential	$90.3		$64.4
Commercial	30.8		22.2
Industrial	12.5		12.9
Other	0.5		—
	$134.1	$134,100,000	$99.5

MARGIN (In millions):
Residential	$45.8		$39.0
Commercial	12.1		10.5
Industrial	12.8		11.4
Other	0.9		0.6
Regulatory expense recovery mechanisms	8.0		9.9
	$79.6	$79,600,000	$71.5

GAS SOLD & TRANSPORTED (In MDth):
Residential	6,380		6,268
Commercial	3,575		3,444
Industrial	29,115		26,461
	39,070		36,173

CUSTOMER COUNT
Residential	104,043		103,560
Commercial	10,517		10,452
Industrial	111		113
	114,671		114,125